Exhibit 10.18

Arrival S.à r.l.

and

[Participant]

RESTRICTED SHARE AGREEMENT

This Deed in the form of a Deed must be signed and returned via DocuSign

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Ref: L-302368

Restricted Share Agreement

THIS DEED is dated

BETWEEN

(1)

Arrival S.à r.l. a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy Of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 200789 (the “Company”); and

(2)	[PARTICIPANT NAME AND ADDRESS] (the “Participant”),

(each a “Party” and together the “Parties”).

Whereas

(A)

The Company has adopted the Arrival Restricted Share Plan 2020 (the “Plan”) under which awards may be made (“Awards”), comprising the acquisition of ordinary shares in the capital of the Company (“Shares”) by employees or other eligible persons under and subject to the terms of the Plan and this Deed, with the Shares held in their name or on their behalf.

(B)	By this Deed, an Award of Shares is made to the Participant under the Plan, at the Purchase Price specified in the Deed.

(C)

This Deed, together with the rules of the Plan, sets out the terms of the Award made to the Participant. It also includes provisions relating to the holding, forfeiture and release of the Shares subject to the Award.

1	Definitions

Terms which are defined in the Plan (for the avoidance of doubt as varied by Schedule 1 or Schedule 2 to the Plan, if applicable) have the same meaning when used in this Deed, save as expressly provided in this Deed.

For the avoidance of doubt, references to Shares in this Deed shall be interpreted in accordance with rule 4.3.3 (Exchange of Awards) of the Plan and Clause 4 of this Deed.

A reference in this Deed to a Clause is to a Clause of this Deed, save where otherwise provided.

In this Deed:

“Nominee” means the person holding legal title to the Shares on behalf of the Participant (on and subject to the rules of the Plan and the terms of this Deed (including the Nominee Terms) from time to time, being such person as is specified for such purpose by the Company from time to time and being, on the date of this Deed, Computershare Trustees (Jersey) Limited (its affiliates, successors or assigns) pursuant to a nominee agreement between the Company and the Nominee entered into on or about the date of this Deed (the “Nominee Agreement”); and

“Nominee Terms” means the terms set out at Schedule 1.

1.1	Interpretation

In this Deed, unless otherwise specified:

1.1.1	the headings are for reference purposes only and are not to be used in construing the meaning of the Deed;

1.1.2

a reference to legislation, an agreement or other document is to the legislation, agreement or document as amended or substituted and, in the case of legislation, to any legislation re-enacted or a regulation or statutory instrument issued under it;

1.1.3	words in the singular include the plural and vice versa;

1.1.4	to the extent permitted by law, a reference to writing includes any visible means of reproducing words in a tangible form, including electronic communication;

1.1.5	reference to a “person” includes a body corporate;

1.1.6	the term “including” (or similar) shall mean “including, strictly without any limitation whatsoever and strictly without prejudice to the generality of the foregoing”; and

1.1.7

a reference in any provision to that provision being subject to the terms of this Deed and/or the rules of the Plan (or similar), subject to another provision or subject to any rule of interpretation shall not be read as meaning that any other provision that does not include such reference is not so subject.

1.2	Application of Schedules to the Plan

The Award shall be governed by the terms of Schedule 1 to the Plan in the event that the Participant is a “Non-Employee” (as defined therein) or Schedule 2 to the Plan (in the event that the Participant is a “Wider Group Employee” (as defined therein).

2	Award

2.1	This Deed relates to:

The acquisition (on and subject to the rules of the Plan and this Deed) by the Participant of the following number of Shares:	For a Purchase Price per Share of:	And therefore an aggregate Purchase Price of
[NUMBER]	EURO 3.40909	EURO [TOTAL PRICE]

2.2	In consideration of, and conditional on:

2.2.1	payment by the Participant, and receipt by the Company, of the Purchase Price; and

2.2.2

the agreement by the Participant to accept and be bound by the terms of this Deed and the rules of the Plan (to which the Participant has access and which include further important terms and which form part of the terms of this Deed);

and conditional on:

2.2.3	the fact that the Participant hereby confirms that the Participant:

(i)	is not relying on any financial, tax, legal or other advice or representation from any Member of the Group or any director, employee or agent (or similar) thereof;

(ii)

has been advised that if they are in any doubt as to any of the implications of entering into this Deed, or any other agreements or documentation entered into in connection with this Deed, to take financial tax, legal or other advice from an appropriately authorised independent professional adviser;

(iii)

acknowledges that there is currently no public or liquid market in shares in the Company, and no Member of the Group makes any representation that the Shares will become subject to any such market, such that the Participant acknowledges they may not currently, and may never, be able to sell the Shares, either at a time or on terms of their choosing or at all;

(iv)

is aware that the value of the Shares may fall to less than the Purchase Price, and if in such case or otherwise the Participant incurs any loss in respect of the Shares, no Member of the Group shall have any liability whatsoever to the Participant in respect thereof;

(v)

that the value of a Share is currently denominated in Euro, and may be in future be denominated in (or Shares may become tradeable in) a different currency, and consequently the value of the Shares in the currency in which the Purchase Price is payable may (either now, in the future, or both) be subject to fluctuations in the currency exchange rates;

(vi)

that if the Participant has arranged a loan or any other financing to support payment of the Purchase Price the Participant shall be solely and fully liable for any repayments due, and that no Member of the Group shall have any liability whatsoever to the Participant if the amount of the repayment due exceeds the value of the Shares or the amount which the Shares are sold for;

(vii)	acknowledges that the terms of this Deed may be amended by the Board in accordance with Clause 9.3; and

(viii)

if processing of personal information about the Participant is subject to (i) the EU’s General Data Protection Regulation (2016/679) (“GDPR”) for so long as the GDPR is directly effective in the UK; or (ii) any other laws, regulations and secondary legislation enacted from time to time in the UK relating to data protection, the use of information relating to individuals, the information rights of individuals and/or the processing of personal data, including without limitation the Data Protection Act 2018 ((i) and (ii) together, the “DP Law”), the Participant has read and understood the Data Privacy notice referred to in the rules of the Plan; and

2.2.4

the Participant having entered into to the satisfaction of the Board an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom and Section 83(b) of the Internal Revenue Code of 1986 of the United States of America (save to the extent that the Board determines at its discretion that the Participant shall not be required to do so), the Company shall, as soon as the Board determines to be practicable (and subject to the conditions described above and any necessary consents or approvals, including without limitation as required from the shareholders in the Company), procure the issue or transfer of the number of Shares specified in Clause 2.1 to or to the order of the Participant.

2.3

In the event that the Company procures the issue or transfer of Shares to the Participant pursuant to this Deed prior to any of the conditions in Clause 2.2 being met the Participant shall remain liable to meet such conditions with any time period notified by the Board, and the Award shall, unless the Board determines otherwise, lapse in the event that the Participant fails to do so for any reason. Without limitation to the foregoing the Award shall lapse (i) 14 days following the date on which the Participant acquires the Shares in the event they have not entered into to the satisfaction of the Board an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom and (ii) 21 days following the date on which the Participant acquires the Shares in the event they have not entered into to the satisfaction of the Board an election under Section 83(b) of the Internal Revenue Code of 1986 of the United States of America (save to the extent that the Board determines at its discretion that the Participant shall not be required to do so).

3	Vesting

3.1	The following Vesting Dates and Performance Milestones shall apply to the Award:

3.1.1

25% of the Shares subject to the Award (not subject to the Contribution Milestone or Time Vesting, and rounded down to the nearest whole Share) shall be subject to the Production Rate Milestone, and shall Vest on the date on which the Board determines in accordance with its terms that such Performance Milestone has been achieved.

3.1.2

25% of the Shares subject to the Award (not subject to the Production Rate Milestone or Time Vesting, and rounded down to the nearest whole Share) shall be subject to the Contribution Milestone, and shall Vest on the Board determines in accordance with its terms that such Performance Milestone has been achieved.

3.1.3

The remainder of the Shares subject to the Award are subject to a Vesting Date, which shall be the date which is the last day of the calendar month in which the first anniversary of the Participant’s Start Date falls, provided that if the Participant’s Start Date was more than one year prior to the Grant Date the Vesting Date of this part of the Award shall be the Grant Date.

3.2	For the avoidance of doubt, in each case, these conditions are subject to the terms of Schedule 3 to the Plan rules in the case of a US Participant (as defined therein).

3.3

In each case, for the avoidance of doubt, the Vesting of any part of the Award shall be subject to the Plan rules and this Deed (including being subject to any prior lapse of the Award), and the fact of the Award Vesting shall not mean that it shall become capable of release from the transfer restrictions set out in the rules and this Deed.

3.4	For this purpose:

3.4.1	the Contribution Milestone and the Production Rate Milestone are defined in Annex 1;

3.4.2	“Time Vesting” means the condition relating to the Vesting Date specified above; and

3.4.3

the Participant’s “Start Date” means (as applicable): (i) if the Participant is an Employee, the date on which the Participant commenced employment with the Group or if the Participant is a Wider Group Employee, the date on which the Participant commenced employment with the Wider Group, in either case disregarding any previous employments which were not continuous with the employment held on the Grant Date; or (ii) if the Participant is a Non-Employee, the date on which the Participant commenced the office or provision of other services pursuant to which the Participant constitutes a “Non-Employee”, disregarding any prior provision of services which were not continuous with the services provided on the Grant Date (and, where the services are provided otherwise than through an office, such services shall be treated as having started on the later of the date of the contract for such services and the date on which the Board determines the Participant commenced providing substantive services).

4	Holding of Shares

4.1

The Participant agrees that the Shares subject to the Award will be transferred to, and held on the Participant’s behalf on bare trust by, the Nominee on the terms of the Plan, this Deed (including the Nominee Terms) and the Nominee Agreement.

4.2

The Participant irrevocably acknowledges that the Shares are subject to the transfer restrictions in rules 2.8 (No Transfer of Shares) and 2.9 (Terms of Transfer) of the Plan, and further agrees not to and not to instruct the Nominee to (and that the Nominee shall refuse to) do any of the following:

4.2.1

transfer, assign or otherwise dispose of, or grant any rights over or by reference to, the Shares subject to the Award, or any rights in respect thereof (or similar), prior to the later of: (i) the Award Vesting in respect of such Shares; and (ii) the occurrence of either: (a) the expiry of an IPO Lock-up Period in connection with an IPO or SPAC Transaction; or (b) subject to rule 4.2 of the Plan, an Exit; or

4.2.2

transfer, assign or otherwise dispose of, or grant any rights over or by reference to, the Shares subject to the Award, or any rights in respect thereof (or similar), at any time (including after the Award ceasing to be subject to the transfer restriction under Clause 4.2.1): (i) in the event that the Participant financed the payment of the Purchase Price using any loan or other financing provided by the Company or any relevant company, at any time prior to such loan or financing having been repaid in full to the satisfaction of the Company (where a “relevant company” means any undertaking which either is from time to time, or was at the date of providing such loan or financing, a parent undertaking of the Company, a subsidiary undertaking of the Company or of a parent undertaking of the Company, or an associated company of the Company (as determined in accordance with section 256 of the Companies Act 2006)); and (ii) in any case, in any manner which would contravene the terms of the Rules, Restricted Share Agreement and any other documents relating to the Award (including the terms of a nominee arrangement).

and if the Participant does or purports to do so, whether voluntarily or involuntarily, then such Shares shall immediately be forfeit in accordance with the rules of the Plan and Clause 5 below, provided that this Clause does not restrict the transmission of Shares on death in accordance with the rules of the Plan and this Deed.

4.3	The Participant acknowledges that the Shares are subject to the terms of the Company’s articles of association of the Company (“Articles”) and any Shareholders’ Agreement.

4.4

A Participant agrees that they shall not be entitled to exercise voting rights (and waives their ability to do so) in respect of the Shares prior to such Shares ceasing to be subject to the transfer restriction in rule 2.8 of the Plan and Clause 4.2.1.

4.5

The Participant agrees that, in event of a rights issue, unless the Board determines that any alternative treatment may be applied, sufficient of the rights under the rights issue shall be sold nil-paid to fund the exercise of the balance of such rights. Any shares, securities or rights allotted as a result will be treated as Shares subject to the Plan and the terms of this Agreement.

4.6

If the Participant receives any rights, securities or Shares in connection with the Shares, subject to this Agreement, such rights, securities or further Shares shall be treated as Shares subject to the Plan and the terms of this Agreement, and the definition of Shares shall be ready accordingly.

4.7

The Participant hereby irrevocably agrees to take any action in respect of the Shares, including exercising any voting rights or the giving of any class consent, or signing any documentation, as is in the opinion of the Board required to implement the rules of the Plan and this Deed; to facilitate the administration of the Plan and the terms of this Deed; or to implement or facilitate the implementation of any IPO, SPAC Transaction, Exit or Reorganisation (or any transaction of a similar nature).

4.8

Subject to the rules of the Plan and this Deed, and subject to Clause 4.4, the Participant is entitled to vote, to receive dividends, to attend shareholder meetings and to have all other rights of a shareholder in respect of the Shares subject to an Award.

4.9

In the event of the death of the Participant, subject to the lapse of all or any part of the Award pursuant to rule 6.1 of the Plan (General rule on leaving the Group), any person to whom the Shares would pass shall be required to enter into such documentation as the Board determines to adhere to the terms of the rules of the Plan, this Deed (including the Nominee Terms) and any or any other agreements or documentation entered into in connection with this Deed.

5	Forfeiture

5.1	If any Shares subject to the Award are forfeited under the rules of the Plan and/or Clause 4 of this Deed, the Participant agrees that:

5.1.1

from the date of such forfeiture the Participant shall not have any rights to exercise any voting rights or receive any dividends or other distributions in respect of the Shares to be forfeited (and such rights are hereby waived) and shall account to any person (which may include the Company) specified by the Company for any distributions, sale proceeds or other amount received in connection with such Shares;

5.1.2

for consideration of the amount in Clause 5.1.3, the Participant agrees immediately on demand to transfer their interest in such Shares to, and hereby irrevocably instructs the Nominee to transfer such Shares to, such person (which may without limitation include the Company, any shareholder the Company, any employee benefit trust, or any current or prospective employee or director of, or service provided to, any Member of the Group) specified by the Company;

5.1.3

on completion of the transfer under Clause 5.1.2, the Company shall pay or procure to be paid (as applicable) to the Participant an amount per Share equal to the lower of the Market Value of a Share on the date of such transfer and the Purchase Price paid by the Participant in respect of such Share; and

5.1.4

for the purpose of Clause 5.1.3 the Participant irrevocably agrees that that such price payable shall (i) if so directed by the Company be paid to (or retained by) the Company, on terms that the Company agrees to receive (or hold) such amount on behalf of the Participant (without any obligation to earn interest or similar or to hold such amount on a segregated basis), which shall for the purpose of the transfer of the Shares constitute good receipt of such amount by the Participant, and to procure that such amounts be paid to the Participant but subject to any deduction or other application provided under the rules of the Plan and this Deed (including rule 10.1 (Tax) of the Plan) or any other agreement made between the Participant and any Member of the Group; or (ii) otherwise be paid to the Nominee on behalf of the Participant.

5.2

If any Shares subject to the Award are continuing to be held under the rules of the Plan and this Deed on the tenth anniversary of the Award Date without such Shares having ceased to be subject to the transfer restriction in rule 2.8 (No transfer of Shares) of the Plan and Clause 4.2.1 then the Shares shall be forfeit on such date unless or the extent (and if so, on such terms) as the Board may determine.

6	Release of Shares

At or at any time following Shares subject to an Award ceasing to be subject to the transfer restriction under rule 2.8 (No transfer of Shares) and 2.9 (Terms of Transfer) of the Plan and Clause 4.2.1 and 4.2.2(i), it may procure that the Nominee will transfer legal title to the Shares to or to the order of the Participant as soon as reasonably practicable (subject to rules 2.4 (Other documents), 5.1 (Process for release of Shares) and 10.7 (Consents), and less any applicable deductions under rule 10.1 (Tax) of the Plan).

7	Tax

7.1

The Participant will bear any liability to income tax (or similar) and/or any employee (and, to the extent lawful employer) social security contributions (or similar) or other liabilities arising out of or in connection with, whether directly or indirectly, an Award or the acquisition, holding or disposal of Shares or the release of the Shares from any transfer or forfeiture restriction (together a “Tax Liability”).

7.2	If the Company or any Member of the Group becomes liable, in any jurisdiction, to pay and/or or account for any Tax Liability:

7.2.1

the Participant indemnifies and agrees to keep indemnified the relevant Member of the Group in respect of such Tax Liability, and (to the fullest extent permitted by law) the amount of any interest, penalties or similar incurred thereby in connection with, and to pay such amount immediately on demand;

7.2.2

authorises each Member of the Group to procure: (i) that an amount equal to its best estimate of the Tax Liability, and any further amounts referred to in paragraph 7.2.1, be deducted from any salary, fees or other payment due to the Participant (to the fullest extent permitted by law); and/or (ii) a sale of such number of the Shares as are required to be sold in order to realise sale proceeds at least equal to the Member of the Group’s best estimate of the Tax Liability, and any further amounts referred to in paragraph 7.2.1, and in each case to apply such amount in paying the relevant liabilities to the revenue authority or in reimbursing any Member of the Group for any payment of any such liabilities; and

7.2.3

consents to the making of any such other arrangements for the payment of, and/or the reimbursement of any Member of the Group in respect of, the amount of any Tax Liability, and any further amounts referred to in paragraph 7.2.1, as are determined by the Board.

8	Power of attorney

8.1

In order to secure their obligations in relation to the Shares and pursuant to the rules of the Plan and this Deed, the Participant hereby irrevocably and by way of security appoints the Company and each manager of the Company from time to time and for so long as they are such a manager as their attorney with authority in their name and on their behalf to approve, sign, execute, complete and deliver any and all agreements, instruments, deeds or other papers and documents and to do all things in their name as the attorney will in its absolute discretion think necessary or desirable in connection with (but not limited to) the implementation (from time to time) of Clause 4, 5, 6 or 7 of this Deed and the rules of the Plan.

8.2

The Participant agrees that the attorney is authorised to use any consideration to satisfy any and all fees, charges (including tax charges), costs or expenses incurred in connection with the sale, repayment or redemption of the Shares and without limiting the foregoing, to meet any broker’s fees, and transaction charges, and to use the proceeds of sale in repaying such amounts or meeting such costs.

8.3

The Participant acknowledges that for the purposes of this power of attorney, references to Shares will also include any shares or securities in the Company or any other Member of the Group or any parent undertaking of that Member of the Group into which, or for which, the Shares are re-designated, consolidated, sub-divided, exchanged or sold in connection with an internal reorganisation or refinancing of the Company or any Member of the Group or which, in the reasonable opinion of the board of directors of the Company or any other Member of the Group, represent the Participant’s original Shares and accordingly, this power of attorney will apply equally to any such shares or securities.

8.4

The Participant declares that this power of attorney is conclusive and binding on him and that each act and every act and thing done by the attorney pursuant hereto will be as good and effectual as if the same had been done by the Participant and undertakes at all times hereafter to ratify and confirm whatsoever the attorney will lawfully do, purport to lawfully do or cause to be lawfully done by virtue of this power of attorney. The Participant irrevocably and unconditionally undertakes at all times to indemnify and keep indemnified the attorney against all or any actions, proceedings, claims, costs, losses, expenses and liabilities whatsoever arising from the lawful exercise or purported lawful exercise of the powers conferred or purported to be conferred by this power of attorney.

8.5

The Participant confirms that the attorney may at any time by resolution of the Board appoint one or more of its officers to exercise the authority of their attorney in their name but on the Company’s behalf and may by a similar resolution revoke any such appointment. Anyone dealing with a person purporting to be appointed by resolution may accept a copy of the resolution certified as a true copy by the secretary of the Company as conclusive proof of the appointment.

8.6

The Participant declares that this power of attorney having been given by him to the attorney to secure their undertakings to it in connection with the Shares and this Deed, will be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

9	General

9.1

The Participant acknowledges that their ability to deal in the Shares will be subject to any applicable law or regulation, and to policy or code which the Company may adopt in relation to dealing in Shares.

9.2	No Waiver

The Participant agrees that no failure or delay by the Company or any other Member of the Group, or the Board or the Nominee, in taking any action and/or exercising any right or remedy provided under this Deed or the rules of the Plan, or any other terms governing the holding of the Shares from time to time to time, shall operate as a waiver by any such company or person, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

9.3	Amendment

No amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of all the parties to it, except in relation to the following amendments which the Board may make in its sole discretion without prior consent of any Participant, provided that any such amendment shall be valid on it being notified in writing to any Participant whose Awards are (or may be) affected by the amendment:

9.3.1	any waiver or adjustment to any Performance Milestone in accordance with rule 3.4 (Performance Milestones) or any waiver of adjustment to any Vesting Date;

9.3.2	any amendment in accordance with rule 4.3 (Exchange of Awards) of the Plan;

9.3.3	any adjustment to the description, class or number of Shares subject to the Awards in line with adjustments made to Shares held outside the Plan;

9.3.4	any changes which the Board determines to be necessary or desirable to:

(i)	reflect or facilitate the occurrence of an IPO, SPAC Transaction or an Exit, or in connection with the operation of any IPO Lock-up Period;

(ii)	benefit the administration of the Plan; and

(iii)	comply with applicable law or regulation;

9.3.5	any changes to the terms relating to the Nominee;

9.3.6	any amendment which any provision of the rules other than rule 9.1 (Changing the Plan) provides may be made without prior consent of the Participant; and

9.3.7	any other amendment which the Board determines is not to the material disadvantage of the Participant.

9.4	Invalidity/severance

If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

9.5	Third party rights

A person who is not a Party to this Deed shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, provided that the Participant’s obligations and undertakings under this Deed may be enforced and relied on by: (i) any undertaking which is from time to time a parent undertaking of the Company, a subsidiary undertaking of the Company or of a parent undertaking of the Company, or an associated company of the Company (as determined in accordance with section 256 of the Companies Act 2006)); and (ii) the Nominee, in each case as if it were a party to this Deed.

9.6	Whole Agreement

9.6.1

This Deed contains the whole agreement and understanding of the Parties relating to the subject matter of this Deed at the date of this Deed to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Deed and any such document.

9.6.2	The Participant agrees and acknowledges that in entering into this Deed, the Participant is not relying on any representation, warranty or undertaking not expressly incorporated into it.

9.6.3

Each of the Parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Deed shall be for breach of the terms of this Deed to the exclusion of all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

9.6.4	In Clauses 9.6.1 to 9.6.3, “this Deed” means this Deed, including the Annex hereto, the rules of the Plan, the Nominee Terms and any further documents expressly referred to under this Deed.

9.6.5	Nothing in this Clause 9.6 excludes or limits any liability for fraud.

9.7	Counterparts

This Deed may be executed in counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same agreement. Delivery of a counterpart of this Deed by e-mail attachment or telecopy shall be an effective mode of delivery. In relation to each counterpart, upon confirmation by or on behalf of a Party that such Party authorises the attachment of its counterpart signature page to the final text of this Deed, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart.

9.8	Governing law and jurisdiction

9.8.1	This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by English law.

9.8.2

Each Party irrevocably agrees that the courts of England are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed and that accordingly any proceedings arising out of or in connection with this Deed shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

Notice for participants in the EU and UK: Arrival Shares are offered to you in accordance with the terms of the Plan. More information about Arrival S.à r.l. is available at www.arrival.com. You are being offered Shares under the Plan to provide an additional incentive and to encourage employee share ownership and so increase your interest in the success of the Arrival S.à r.l.. The number of Shares being offered under the Plan will not exceed 50,000,000 Shares. If you are an employee or former employee of Arrival or an affiliate, the obligation to publish a prospectus under the Prospectus Regulation (EU 2017/1129), to the extent it would otherwise apply, does not apply because of article 4(i) of that regulation or, if you are resident in the United Kingdom, the corresponding obligation under the Prospectus Regulation Rules do not apply to the offer because of PRR 1.2.3(i) of those rules.

Notice for US participants: The Shares delivered to you under the Plan (if any) have not been and will not be registered under the U.S. Securities Act of 1933 (as amended, the “Securities Act”) and, accordingly, if you are resident in the United States you acquire those Shares only pursuant to an exemption from registration under the Securities Act. The Shares are thus “restricted securities” for U.S. federal securities law purposes and may not be pledged, reoffered or resold in the United States or to or for the account or benefit of U.S. persons (as defined in Regulation S under the Securities Act) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

This Deed has been signed and delivered and will take effect on the date stated above.

Signed by the Participant

In the presence of:

Witness’ signature:

Witness’ name:

Witness’ address:

SIGNED and DELIVERED as a DEED by Arrival S.à r.l. acting by [NAME] a Director	}

In the presence of:

Witness’ signature:

Witness’ name:

Witness’ address:

Schedule 1 – Nominee Terms

This Schedule 1 shall form part of the Deed and shall be subject to the terms of the Nominee Agreement.

1

The Participant irrevocably agrees that, in addition to any such other terms agreed from time to time, and subject to such customary terms of business or similar which the Nominee may notify the Participant from time to time, the following arrangements will apply as between the Participant and the Nominee regarding the holding of the Shares on the Participant’s behalf:

1.1

The Participant authorises the Nominee to take all action in respect of or in connection with the Shares on the Participant’s behalf as required by the rules of the Plan, this Deed or the Articles or any Shareholders’ Agreement or otherwise.

1.2

The Participant authorises the Nominee, with the consent of the Company, to transfer the Shares to any replacement nominee (such replacement nominee being either: (i) any replacement nominee determined by the Company; or (ii) any replacement nominee being a company in the same corporate group as the Nominee) to hold on behalf of the Participant on similar terms and the Participant agrees to enter into such arrangements as may be necessary to give effect to such replacement nominee.

1.3

The Participant irrevocably acknowledges and agrees that the Nominee shall hold the Shares on behalf of the Participant subject to the rules of the Plan and the terms of this Deed, including (for the avoidance of doubt) the transfer restrictions set out in rule 2.8 (No transfer of Shares) of the Plan and clause 4.4 of this Deed.

1.4

The Participant irrevocably agrees that the Nominee may, and directs the Nominee to, take without prior consent of the Participant any action in respect of or connection with the Shares as is required in accordance with the rules of the Plan and this Deed, including (for the avoidance of doubt) effecting a transfer of the Shares pursuant to rule 2.3.2 (Restricted Share Agreement) and 8 (Lapse and forfeiture of Awards) of the Plan and Clause 5 of this Deed. Without limitation to the foregoing, the Participant irrevocably agrees that the Nominee shall, and directs the Nominee to, if the Participant is required to transfer (or redeem as the case may be) any of the Shares under the rules of the Plan or this Deed, transfer both the legal and (on behalf of the Participant, the beneficial) title to the Shares in accordance with, and at a price determined in accordance with, the rules of the Plan and this Deed, and the Participant acknowledges that the Nominee shall have undertaken for the benefit of the Company to effect such transfer of the Shares as the Company may direct.

1.5

The Participant irrevocably agrees that the Nominee shall, and directs the Nominee, to refuse to take action in respect of or in connection with the Shares that is contrary to the rules of the Plan or this Deed. Without limitation to the foregoing, the Participant irrevocably agrees that the Nominee shall, and directs the Nominee to, refuse to transfer the Shares and shall refuse to exercise any voting rights on the instruction of the Participant in each case prior to such time as is fully permitted under the rules of the Plan and the terms of this Deed.

1.6

The Participant irrevocably agrees that the Nominee shall not be required to seek instructions from the Participant in relation to the exercise of any voting rights in relation to the Shares, and shall (subject to paragraph 1.9 of this Schedule 1 below) shall not in any way be obliged to exercise any such rights.

1.7

The Participant agrees that any dividends or other distributions received by the Nominee in respect of Shares will be: (i) if applicable, applied in accordance with the rules of the Plan and this Deed (including rule 4.3 (Exchange of Awards) of the Plan); or otherwise (ii) held on bare trust for the Participant (without the obligation to earn interest) and paid or transferred to the Participant as soon as reasonably practicable (subject to the Participant supplying any information, consents or similar as the Nominee reasonably requires to be able to make such payment).

1.8	The Participant irrevocably agrees that the Nominee shall, and directs the Nominee to, if the Shares are sold, repaid or redeemed for cash consideration or similar:

1.8.1

arrange for the proceeds (less any fees, charges or expenses which are payable by the Participant and which the Nominee is instructed by the Company to deduct) to be paid to the Company, on terms that the Company agrees to receive any such proceeds on behalf of the Participant and to procure that such amounts be paid to the Participant but subject to any deduction or other application provided under the rules of the Plan and this Deed (including rule 10.2 (Tax) of the Plan) or any other agreement made between the Participant and any Member of the Group or (if different) any other relevant company;

1.8.2

save that the Company may so direct that paragraph 1.9.1 of this Schedule 1 above shall not apply to all or some of the proceeds, and in which case the Nominee shall hold such proceeds on bare trust for the Participant (without the obligation to earn interest) and pay or transfer the proceeds to the Participant as soon as reasonably practicable (subject to the Participant supplying any information, consents or similar as the Nominee reasonably requires to be able to make such payment).

1.9

The Participant confirms to the Nominee that the Participant has in this Deed appointed the Company and each manager of the Company as their attorney with authority in their name and on their behalf to do all things in their name as the attorney will in its absolute discretion think necessary or desirable in connection with (but not limited to) the implementation (from time to time) of the terms of this Deed, and authorises the Nominee to take any action, including exercising any voting rights or the giving of any class consent or entering into any documentation, in respect of the Allocated Shares (without having to seek instructions from the Participant) pursuant to any instruction given to the Nominee by the Company and any manager of the Company as attorney for the Participant.

1.10

The Participant authorises the Nominee to: (i) delegate to any person or company the exercise of all or any of the rights, powers or discretions conferred on the Nominee under this Deed and to execute any power of attorney or other instrument necessary to effect the delegation, provided that the Nominee remains responsible for all or any of the rights, powers or discretions it delegates; and (ii) appoint any representative or similar for the purpose of representing the Nominee at any shareholder meetings of the Company or similar.

1.11

The Participant irrevocably agrees that the Nominee may rely on any notice, confirmation or instruction given by the Company and any manager of the Company to the Nominee without further enquiry (whether of the Company, each manager of the Company or the

Participant), including any instruction from the Company or any manager of the Company for the Nominee to take any action (including to effect a transfer or disposal of the Shares), which the Company states is made pursuant to the rules of the Plan or this Deed, or pursuant to any power or similar conferred on any Member of the Group or (if different) other relevant company pursuant to any other agreement between the Participant and any such company.

1.12	The Participant agrees that all written communications by the Nominee to the Participant should be sent in accordance with rule 10.8 (Notices) of the Plan.

1.13

In paragraphs 1.9.1 and 1.10 of this Schedule 1 a “relevant company” means any undertaking which is at the date of this Deed, or which from time to time hereafter is, a parent undertaking of the Company, a subsidiary undertaking of the Company or of a parent undertaking of the Company, or an associated company of the Company (as determined in accordance with section 256 of the Companies Act 2006)).

2	Data privacy

Pursuant to the Nominee Agreement, the Nominee (as data processer) may receive data concerning the Participants from the Company (as data controller) that the Nominee is required by the Company to process in accordance with DP Law.

Annex 1 – Performance Milestones

1	Performance Milestones

Your Award has been granted to you on the basis that 50% of your Award will not Vest unless (and will only Vest on such date as) the Performance Milestones are satisfied. This Schedule defines the Performance Milestones.

For the avoidance of doubt, even if your Award Vests in accordance with these Performance Milestones it will only be released from the transfer restrictions under rule 2.8 (No transfer of Shares) of the Plan and Clause 4.2.1 of the Restricted Share Agreement if and to the extent provided in the rules and the Restricted Share Agreement (and there is no guarantee an Award which Vests in accordance with these Performance Milestones will be released from such restriction).

2	Definitions

2.1	Terms defined in the rules of the Plan have the same meaning in this Annex.

2.2	This Annex is subject to and shall be interpreted in accordance with the rules of the Plan.

2.3	In this Annex, the following words and expressions shall have the following meanings:

2.3.1	“Contribution Milestone” means the milestone set out in paragraph 4;

2.3.2	“Conversion Rate” means the daily closing rate published on xe.com for the last day of the relevant month;

2.3.3

“Microfactory” means a manufacturing unit which produces electric vehicles for commercial sale which the Board determines to constitute a microfactory (and, for the avoidance of doubt, if there are multiple manufacturing units which the Board determines to each comprise a microfactory in a single geographical location then those shall constitute separate microfactories);

2.3.4	“Performance Milestones” means the Performance Rate Milestone and the Contribution Milestone; and

2.3.5	“Performance Rate Milestone” means the milestone set out in paragraph 3.

2.4

The definition of the Milestones, and the required number of vehicles to be produced and the level of Contribution, are defined by reference to the production of vehicles of a type and specification as is in the Board’s contemplation as at 1 September 2020 (and “relevant vehicle” shall, subject to paragraph 6.2 of this Appendix below, be interpreted accordingly).

2.5

In the event that, following the Company becoming listed on any stock exchange, the Company commences publicly reporting on progress towards milestones which the Board determines are materially the same in substance as those set out in this Annex then the Board may determine that the definition and measurement of the Milestones set out in this Annex shall, from such time, be aligned to the definition and measurement used for such public reporting (but save that paragraph 5.4 and 6.3 of this Annex shall in any event continue to apply)

3	Production Rate Milestone

3.1	25% of the Shares subject to your Award (not subject to the Contribution Milestone or Time Vesting, and rounded down to the nearest whole Share) shall be subject to the Production Rate Milestone.

3.2

The portion of your Award subject to the Production Rate Milestone shall be capable of Vesting only if the Board determines that, in respect of any calendar month, any one Microfactory which the Board determines to have been fully operational in respect of such calendar month met the Confirmed Vehicle Output.

3.3

In this Annex “Confirmed Vehicle Output” means, in respect of a Microfactory in respect of a calendar month, a number of relevant vehicles passing end-of-line quality contribution inspection to the satisfaction of the Board as is equal to the number of Monthly Working Shifts multiplied by 20, and where:

3.3.1	the number of Monthly Working Shifts is, in respect of a Microfactory in respect of any calendar month, a number equal to the number of Monthly Working Days multiplied by 2; and

3.3.2

the number of “Monthly Working Days” means, in respect of a Microfactory in respect of a calendar month, a number of days equal to: (i) the number of days in such calendar month; less (ii) the number of days in such calendar month during which the Microfactory is not operational due to such day being a weekend or a public holiday in the relevant geographical location (and so that, for the avoidance of doubt, any day on which the Microfactory is not operational for any other reason whatsoever, including due to factors which are or which are not within the control of any Member of the Group or due to a decision to suspend operations for any reason, shall not be counted in (ii)).

4	Contribution Milestone

4.1

25% of the Shares over which your Award is granted (not subject to the Production Rate Milestone or Time Vesting, rounded down to the nearest whole Share) shall be subject to the Contribution Milestone.

4.2

The portion of your Award subject to the Contribution Milestone shall be capable of Vesting only if the Board determines that, in respect of any calendar month, the Total Contribution of any one Microfactory was greater than or equal to the Contribution Target.

4.3

The Contribution Milestone of a Microfactory in a calendar month shall be assessed by reference to the Sale Prices received in cleared funds for relevant vehicles produced by that Microfactory in that calendar month, and shall be capable of being met at such time as there is actual receipt in cleared funds of such Sales Prices as in aggregate cause the Contribution Milestone to be met (so that, for the avoidance of doubt, in order for the Contribution Milestone to be met it is not necessary that the relevant Sales Prices be received in cleared funds within the calendar month in question, but the Contribution Milestone is not capable of being met unless or until such Sales Prices are so received).

4.4	In this Annex:

4.4.1

“Total Contribution” means, in respect of a Microfactory in respect of a calendar month, the aggregate of the Contribution for each relevant vehicle produced by that Microfactory in that calendar month and sold to a customer for a Sale Price received in cleared funds; and

4.4.2

“Contribution Target” means, in respect of Microfactory in respect of a calendar month, an amount equal to: (i) EUR 100 million; divided by (ii) the number of Annual Working Days; multiplied by (ii) the number of Monthly Working Days, and where:

4.4.3

the number of “Annual Working Days” means, in respect of a Microfactory in respect of a calendar month, a number of days equal to: (i) the number of days in the calendar year in which calendar month falls; less (ii) the number of days in such calendar year during which the Microfactory is not operational due to such day being a weekend or a public holiday in the relevant its geographical location (and so that, for the avoidance of doubt, any day on which the Microfactory is not operational for any other reason whatsoever, including due to factors which are or which are not within the control of any Member of the Group or due to a decision to suspend operations for any reason, shall not be counted in (ii);

4.4.4	“Contribution” means, in respect of a relevant vehicle, the Sale Price less MBOM;

4.4.5

“MBOM” means, in respect of a relevant vehicle, the amount determined by the Board as being the aggregate cost in Euros billed by suppliers in relation to the components and raw materials used to manufacture of the relevant vehicle net of any of discount and net of Pass Through Sales Taxes (in each case where applicable, converted into Euros using the Conversion Rate), and for which purpose if the amount billed, or the amount of any discount or taxes, are charged or given on a basis other than ‘per vehicle’ these will be allocated to each relevant vehicle on a basis determined by the Board;

4.4.6

the number of “Monthly Working Days” means, in respect of a Microfactory in respect of a calendar month, a number of days equal to: (i) the number of days in such calendar month; less (ii) the number of days in such calendar month during which the Microfactory is not operational due to such day being a weekend or a public holiday in the relevant geographical location (and so that, for the avoidance of doubt, any day on which the Microfactory is not operational for any other reason whatsoever, including due to factors which are or which are not within the control of any Member of the Group or due to a decision to suspend operations for any reason, shall not be counted in (ii));

4.4.7

“Sale Price” means, in respect of a relevant vehicle, the amount determined by the Board as being the amount in Euros charged to a customer for the sale of that relevant vehicle, net of any discount (whatsoever, and in any form) and net of the impact of any rebate or refund (whatsoever, and in any form, including any rebates or refunds for any vehicle(s) failing customer acceptance) and net of Sales Taxes (in each case where applicable, converted into Euros using the Conversion Rate), and for which purpose if the amount charged, or the amount of any discount, rebate, refund or taxes are charged or given on a basis other than ‘per vehicle’ these will be allocated to each relevant vehicle on a basis determined by the Board; and

4.4.8

“Sales Taxes” means any taxes, levies, duties or other imposts related to the sale of the good or services; and “Pass Through Sales Taxes” means any such taxes or similar which the Board determines have not been incurred by any Member of the Group as a net cost (with the intention that any taxes or similar incurred by the Group will be taken into account in determining MBOM unless they do not create a net cost to the Group, and that Sale Price will be exclusive of all taxes or similar which the Group is required to charge on the sale and account for to a revenue authority or (if applicable) which the Group is charged as a tax directly relating to the sale of goods or services).

5	Determination of Performance Milestones

5.1	The Board will determine in its absolute discretion whether or not a Performance Milestone has been satisfied.

5.2

A Performance Milestone shall not be met unless or until the Board determines it is so met, irrespective of there being any delay in the Board considering or making any such determination or the reason for any such delay (including any delay at the instigation of the Board).

5.3

In making any determination under this Annex, the Board may (but shall not be obliged to) take into account, rely on or adopt as its own determination, any input, determinations or calculations of any other persons or functions (including the finance function and the management of any Microfactory).

5.4

The Board will assess whether or not a Performance Milestone has been met as soon as reasonably practicable following the time at which it determines the relevant Performance Milestone capable of assessment, but in any event the Board shall have made a final determination whether or not a Performance Milestone was met during a year (the “relevant year”) on or prior to 15th March of the following year (and absent the Board having made such a decision by such time the Performance Milestone shall not have been met during the relevant year, and in order to be met shall be required to be met again without reference to performance during the relevant year).

6	Modification and waiver of the Performance Milestones

6.1	Without limitation, the terms of this Annex are subject to rule 3.4 (Performance Milestones) of the rules of the Plan.

6.2

Without limiting the generality of rule 3.4 (Performance Milestones) of the rules of the Plan, the Board may make such adjustments to the method of calculating the Performance Rate Milestone and/or the Contribution Milestone, or any element thereof, if it determines it to be necessary or desirable to do so, in any circumstances and for any reason whatsoever. Strictly without prejudice to the generality of the foregoing and without limitation, the Board may (but shall not be obliged to) consider making such adjustment if there is a change in the business strategy of the Group, a change in the vehicles the Group is producing or intends to produce or any Microfactory experiencing any circumstances which the Board determines to be relevant to the calculation of any Performance Milestone.

Annex 2 – Rules of the Arrival Restricted Share Plan 2020

Arrival S.à r.l.

RULES OF THE

ARRIVAL RESTRICTED SHARE PLAN 2020

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Ref: L-302368

Table of Contents

Contents		Page

1	Definitions	1

2	Awards	3

3	Vesting	6

4	Release of Shares	6

5	Process for release of Shares	8

6	Leaving the Group	8

7	Forfeiture event	9

8	Lapse and forfeiture of Awards	10

9	Changing and terminating the Plan	10

10	General	10

11	Governing law and jurisdiction	13

Schedule 1 – Non-Employees		14

Schedule 2 – Wider Group Employee		15

xx

1	Definitions

In these rules:

“Asset Sale” means the sale (whether through a single transaction or a series of related transactions) of all or substantially all of the Group’s business, assets and undertakings;

“Award” means an award of Shares held in the name of or for the benefit of a Participant in accordance with the terms of a Restricted Share Agreement and the rules of this Plan;

“Award Date” means the date on which an Award is made, as specified in the Restricted Share Agreement under rule 2.3.3(i) (Restricted Share Agreement);

“Company” means Arrival S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy Of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 200789;

“Control”, in relation to any person, means the power to direct the management or policies of such person, whether through the ownership of over 50% of the voting power of such person, through the power to appoint more than half of the board of managers or similar governing body of such person (whether through contractual arrangements or otherwise) and “Controlled” shall be construed accordingly;

“Board” means the board of managers of the Company or any person, group or committee to whom the board has delegated any power or function under these rules;

“Employee” means any employee of a Member of the Group (including a director or manager who is such an employee);

“Exit” means:

(i) an Asset Sale; or

(ii) a Share Sale,

but excluding a SPAC Transaction and, unless the Board determines otherwise, excluding any other event which the Board determines constitutes a Reorganisation (and for the avoidance of doubt the IPO of the Company shall not constitute an Exit);

“IPO” means the admission of all or any of the shares or securities representing those shares of the Company (including any holding company of the Company from time to time) (including without limitation depositary interests, and/or other instruments) to trading on any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) or any other recognised overseas investment exchange;

“IPO Lock-up Period” means a period of six months from the date of an IPO or completion of a SPAC Transaction, or such other period as is determined by the Board at such time;

“Market Value” means the fair value of a Share, which will be calculated by the Board in a manner consistent with the valuation of a Share for income tax purposes in the relevant jurisdiction or otherwise in such manner as it considers reasonable;

“Member of the Group” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; or

(iii)	any other company which is associated with the Company and is so designated by the Board for some or all purposes under these rules,

and “Group” means all of them;

“Participant” means a person holding an Award or their personal representatives;

“Performance Milestone” means any target relating to performance set by the Board for the Vesting of an Award, or part of an Award, under rule 2.3.3(iv) (Restricted Share Agreement);

“Plan” means these rules known as “The Arrival Restricted Share Plan 2020” as changed from time to time;

“Purchase Price” means the amount payable for the Shares subject to an Award, as specified in the Restricted Share Agreement under rule 2.3.3(iii) (Restricted Share Agreement);

“Reorganisation” means a transaction or series of transactions which results in the Company being Controlled by, or merging with, a company the holders of shares in which immediately before the transaction constitute the majority of the holders of shares in the Company immediately after the transaction, or any other transaction or series of transactions of similar effect, and which in either case the Board has designated as a Reorganisation;

“Restricted Share Agreement” means the agreement referred to in rule 2.3 (Restricted Share Agreement);

“Share” means an ordinary share in the capital of the Company;

“Share Sale” means the sale (whether through a single transaction or a series of related transactions) of all or substantially all of the registered share capital of the Company;

“Shareholders’ Agreement” means any agreement between the shareholders of the Company from time to time;

“SPAC Transaction” means a transaction or series of transactions which the Board designates as a SPAC Transaction, being a transaction or series of transactions which constitute the acquisition of the Company by, or merger of the Company with, a special purpose acquisition company or a new holding company that will be combining with the Company and a special purpose acquisition company and which results in the Company, or the Company which acquires or merges with the Company, being listed on an internationally recognised stock exchange or such other transaction as the Board determines to be of similar effect;

“Subsidiary” means any company Controlled, directly or indirectly, by the Company;

“Vest” means the Award ceasing, in the normal course and subject to these rules, to be at risk of forfeiture on the Participant leaving the Group and “Vested” and “Vesting” are interpreted accordingly; and

“Vesting Date” means any Vesting Date(s) set by the Board for the Vesting of an Award, or part of an Award, under rule 2.3.3 (Restricted Share Agreement).

1.1	Interpretation

In this Plan, unless otherwise specified:

1.1.1	the headings are for reference purposes only and are not to be used in construing the meaning of the Plan;

1.1.2

a reference to legislation, an agreement or other document is to the legislation, agreement or document as amended or substituted and, in the case of legislation, to any legislation re-enacted or a regulation or statutory instrument issued under it;

1.1.3	words in the singular include the plural and vice versa;

1.1.4	to the extent permitted by law, a reference to writing includes any visible means of reproducing words in a tangible form, including electronic communication;

1.1.5	reference to a “person” includes a body corporate;

1.1.6	the term “including” (or similar) shall mean “including, strictly without any limitation whatsoever and strictly without prejudice to the generality of the foregoing”; and

1.1.7

a reference in any rule to that rule being subject to these rules, subject to another rule or subject to any rule of interpretation shall not be read as meaning that any other rule that does not include such reference is not so subject.

2	Awards

2.1	Eligibility

The Board may invite any Employee selected in its discretion to participate in the Plan and be made an Award.

Unless the Board considers that special circumstances exist, an Employee may not be made an Award if, on the Award Date, the Employee has given or received notice of termination of employment with any Member of the Group, whether or not such termination is or would be lawful.

2.2	Making Awards

The Board may make an Award to an Employee invited to participate in the Plan under rule 2.1 (Eligibility), provided that the Employee enters into a Restricted Share Agreement in accordance with rule 2.3 (Restricted Share Agreement) and pays the Purchase Price to or to the order of the Company (or enters into arrangements acceptable to the Company for this to be paid).

The Board may require an Employee to enter into other documents, as a condition of making an Award, under rule 2.4 (Other documents).

2.3	Restricted Share Agreement

2.3.1	Awards are subject to the rules of the Plan and the terms of a Restricted Share Agreement which the Participant must enter into with the Company in order to be made an Award.

2.3.2

The Restricted Share Agreement will provide that, to the extent the Award lapses and is forfeited under the Plan, the Shares are forfeited and the Participant will: (i) be required to transfer his interest in the Shares to be forfeited to any person (which may include the Company) specified by the Company for consideration in any amount per Share equal to the lower of the Market Value of a Share at such time and the Purchase Price paid by the participant in respect of such Share; and (ii) pending such transfer being completed, the Participant will waive any rights to exercise any voting rights or receive any dividends in respect of the Shares to be forfeited and shall account to any person (which may include the Company) specified by the Company for any distribution, sale proceeds or other amount received in respect of or connection with such Shares.

2.3.3	The Restricted Share Agreement will set out other terms of the Award, as determined by the Board, including:

(i)	the Award Date;

(ii)	the number of Shares subject to the Award

(iii)	the Purchase Price per Share;

(iv)

the criteria that determine the timing of Vesting, including any Vesting Date(s) and any Performance Milestones and, if relevant, the maximum number of Shares in respect of which the Award will Vest on each Vesting Date and/or on the achievement of each Performance Milestone (as applicable) or how that will be determined; and

(v)	any variations to shareholder rights under rule 2.7 (Rights).

2.4	Other documents

The Board may require, as a condition of making an Award or releasing the Shares subject to an Award, that the Participant enters into:

2.4.1	a power of attorney, blank stock transfer form, nominee agreement or other such documentation that may be requested by the Board;

2.4.2

any agreement or election in relation to the payment of tax or social security in accordance with rule 10.1 (Tax), including without limitation any election under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 or similar applicable legislation;

2.4.3	the Shareholders’ Agreement or other document regarding the rights and obligations relating to Shares, as determined by the Board; and/or

2.4.4	any other agreements or documents relating to the issue or transfer of Shares to the Participant.

If the Participant does not enter into an agreement, election or other document required under this rule, within a period specified by the Board, the Award will lapse and be forfeited at the end of that period.

2.5	Making of Award

Upon the making of an Award the Board will procure that the number of Shares in rule 2.3.3(ii) are issued or transferred, including a transfer out of treasury or otherwise, to (as determined by the Board) either the Participant or to a nominee or other person to be held for the benefit of the Participant under the terms of the Plan and the Restricted Share Agreement.

2.6	Plan limit

An Award must not be made if, as a result, the total number of Shares subject to Awards, together with Shares subject to options and awards under any other employee share plan operated by the Company, would be more than 50,000,000 Shares at that time. To the extent an Award, or other award or option, remains outstanding or has Vested (or, in the case of an option, has been exercised), the relevant Shares count towards the limit in this rule. However, to the extent an Award, or other award or option, is forfeited or lapses, the relevant Shares are ignored when calculating the limit in this rule.

2.7	Rights

A Participant shall not be entitled to exercise voting rights (and waives their ability to do so) in respect of the Shares prior to such Shares ceasing to be subject to the transfer restriction in rule 2.8.

Subject thereto, except to the extent specified in the Restricted Share Agreement, and subject to the Award lapsing and Shares becoming due to be forfeit, a Participant is entitled to vote, to receive dividends, to attend shareholder meetings and to have all other rights of a shareholder in respect of the Shares subject to an Award.

2.8	No transfer of Shares

A Participant may not transfer, assign or otherwise dispose of, or grant any rights over or by reference to, any Shares subject to an Award, or any rights in respect thereof (or similar) prior to the later of: (i) the Award Vesting in respect of such Shares; and (ii) the occurrence of either: (a) the expiry of an IPO Lock-up Period in connection with an IPO or SPAC Transaction; or (b) subject to rule 4.2.1 and 4.2.2 (Exit), an Exit.

If a Participant does so or purports to do so, whether voluntarily or involuntarily, then such Shares shall be immediately forfeit.

For the avoidance of doubt, any portion of an Award which Vests prior to the occurrence of any of the events in rule 2.8(ii)(a) or (b) shall not cease to be subject to the transfer restriction under this rule 2.8 prior to the occurrence of any such event.

This rule 2.8 shall not restrict the transmission of the Shares subject to an Award on the death of a Participant to his or her personal representatives in accordance with and subject to the rules, the Restricted Share Agreement and any such other documents.

2.9	Terms of transfer

A Participant may not transfer, assign or otherwise dispose of, or grant any rights over or by reference to, any Shares subject to an Award, or any rights in respect thereof (or similar) at any time (including after the Shares ceasing to be subject to the transfer restriction referred to in rule 2.8): (i) in the event that the Participant financed the payment of the Purchase Price using any loan or other financing provided by the Company or any relevant company, at any time prior to such loan or financing having been repaid in full to the satisfaction of the Company (where a “relevant company” means any undertaking which either is from time to time, or was at the date of providing such loan or financing, a parent undertaking of the Company, a subsidiary undertaking of the Company or of a parent undertaking of the Company, or an associated company of the Company (as determined in accordance with section 256 of the Companies Act 2006)); and (ii) in any case, in any manner which would contravene the terms of the Rules, Restricted Share Agreement and any other documents relating to the Award (including the terms of a nominee arrangement).

If a Participant does so or purports to do so, whether voluntarily or involuntarily, then such Shares shall be immediately forfeit.

2.10	Administrative errors

If the Board determines that any administrative error has been made in the terms on which an Award was granted (including as to the number of Shares over which the Award was granted), or that an Award was granted as a result of an administrative error, the Board may without prior consent of the Participant take any action it determines to be necessary or desirable to correct such error (including lapsing the Award).

3	Vesting

3.1	Timing of normal Vesting

An Award will normally Vest as to the relevant number of Shares on each Vesting Date or on such date as the Board determines that a Performance Milestone has been achieved.

3.2	Acceleration on an Exit

On the occurrence of an Exit an Award, or any part, that has not already Vested will Vest to the extent determined by the Board, which may take into account the extent to which the Board determines that any Performance Milestones have been achieved. An Award will lapse and be forfeited on the occurrence of an Exit to the extent it has not Vested or does not Vest pursuant to this rule 3.2.

3.3	Consequences of Vesting

To the extent an Award has Vested under rule 3.1, it will not normally lapse and be forfeited on leaving the Group under rule 6 (Leaving the Group).

3.4	Performance Milestones

The Board may without prior consent of the Participant waive or adjust any Performance Milestone if anything whatsoever happens which the Board determines makes it necessary or desirable to do so.

4	Release of Shares

4.1	IPO or SPAC Transaction

In connection with an IPO or SPAC Transaction the “IPO Lock-up Period” that shall apply in connection with an Award shall be a period of six months from the date of the IPO or completion of the SPAC Transaction (as applicable), save that the Board may: (i) specify such other (shorter or longer) period ; (ii) determine that no IPO Lock-up Period shall apply (in which case references in these rules to the expiry of the IPO Lock-up Period shall be taken as references to the date of the IPO or completion of the SPAC Transaction (as applicable)); or (iii) determine that different IPO Lock-up Periods shall apply to different portions of the Award.

4.2	Exit

4.2.1

In connection with an Exit the Board may determine that the Shares shall cease to be subject to the transfer restriction under rule 2.8 (No transfer of Shares) at the time which the Board determines to be the latest practicable time prior to completion of the expected Exit to the extent an Award would be Vested or would Vest pursuant to rule 3.2 (Acceleration on an Exit) at the expected date of the Exit.

4.2.2

Where the consideration received in respect of an Exit is subject to any delay, adjustment, reduction, earn-out, withholding, clawback or any other restriction, the Board may decide that the time at which Shares shall cease to be subject to the transfer restriction under rule 2.8 (No transfer of Shares), and/or the terms of such release, will be subject (so far as practicable) to equivalent delay, adjustment, reduction, earn-out, withholding, clawback or other restriction (which for the avoidance of doubt may include terms that the consideration receivable in respect of such Shares shall continue to be subject to restrictions equivalent to those that would have applied to the Shares had the Exit not occurred).

4.3	Exchange of Awards

4.3.1

If there is a Reorganisation or a SPAC Transaction, or other corporate event that does not constitute an Exit, pursuant to which the Shares subject to the Award become reorganised or replaced (or similar) with shares in any new company (the “Acquiring Company”) (whether through acquisition of the Company, merger or otherwise):

(i)	references in these rules to the Shares subject to the Award shall be construed, after the occurrence of such event, as being references to (or as including) such new holding of shares; and

(ii)

unless the Board determines otherwise, the terms of the Award, in accordance with these rules, the Restricted Share Agreement and any other associated documents, shall continue to apply (so that, for the avoidance of doubt, thereafter the Shares (comprising or including the new holding of shares) shall continue to be subject to the restrictions and forfeiture provisions on the same terms as were applicable prior to such event).

4.3.2

If there is a Reorganisation or a SPAC Transaction, or other transaction not constituting an Exit, pursuant to which the Company becomes Controlled by, or merges with, another company (the “Acquiring Company”), and which does not fall within rule 4.3.1, the Board may take such action in respect of the terms of the Award as it determines to be necessary or desirable to procure that the Award shall be capable of continuing to remain outstanding on the terms of these rules, the Restricted Share Agreement and any associated documents.

4.3.3	From the date of an event falling within rule 4.3.1 or 4.3.2, these rules will apply as if references to:

(i)	Shares were references to the securities subject to the Award following such event; and

(ii)	the Company were references to the Acquiring Company whose securities are subject to the new Award or such other company as the Board may determine,

save that the Board may make such amendments to these rules or the terms of the Restricted Share Agreement as it determines to be necessary or desirable to reflect the circumstances of the event and to facilitate the continuation of the Awards.

5	Process for release of Shares

5.1.1

To the extent Shares subject to an Award cease to be subject to the transfer restriction under rule 2.8 (No transfer of Shares), the Company shall subject to rule 2.4 (Other documents) and 10.6 (Consents) procure that any nominee or other person holding the legal title to the Shares will transfer such legal title to the Shares (less any applicable deductions under rule 10.1 (Tax)) to the Participant as soon as reasonably practicable, save that the Company may make arrangements (on such terms as it shall notify to the Participant) for such Shares to continue to be held on behalf of the Participant.

5.1.2

Following an IPO or completion of a SPAC Transaction the Board may impose one or more fixed periods of time each year during which legal title to the Vested Shares may be transferred to Participants pursuant to rule 5.1.1 and/or during which Vested Shares may be sold by the Participant (a “Release Window”), and a condition of Shares ceasing to be subject to the transfer restriction in rule 2.8 (No transfer of Shares) in such case the Participant irrevocably agrees to be bound by such terms as the Board imposes in connection therewith.

6	Leaving the Group

6.1	General rule on leaving the Group

Unless the Board decides otherwise, on the date the Participant leaves the Group an Award will lapse and be forfeited to the extent it is not Vested.

An Award which has already Vested as at the date the Participant leaves the Group will normally continue in effect after leaving, in accordance with and subject to these rules.

6.2	Overseas transfer

If a Participant remains an Employee but is transferred to work in another country or changes tax residence status and, as a result, would suffer a tax disadvantage or become subject to restrictions on the ability to hold or deal in Awards, Shares or the proceeds of the sale of the Shares, the Board may decide that the Awards will Vest and/or the Shares under the Award will be released on a date it chooses before or after the transfer or change in status takes effect. The Award will Vest and/or the Shares will be released to the extent the Board permits and will lapse and be forfeited as to the balance unless the Board decides otherwise.

6.3	Meaning of “leaving the Group”

6.3.1

Subject to rule 6.3.2 and 6.3.3, a Participant will be treated as leaving the Group on the date the Participant is no longer an Employee of any Member of the Group or, if earlier, the date the Participant gives or receives notice of termination of employment pursuant to which the Employee will no longer be an Employee of any Member of the Group (whether or not such termination is or would be lawful), provided that:

(i)

the Board may determine that the Participant will be treated as leaving the Group on the date on which the Participant ceases employment with any Member of the Group or, if earlier, the date the Participant gives or receives notice of termination of any employment with any Member of the Group; and

(ii)

the Board may determine that the Participant will not be treated as leaving the Group if immediately following a cessation of employment pursuant to which the Participant is no longer an Employee of any Member of the Group the Participant holds an office with or otherwise provides services to any Member of the Group (and in which case rule 6.3.2 shall thereafter apply).

6.3.2

Subject to rule 6.3.3, where a Participant holds office with or provides services to any Member of the Group, but is not an Employee of any Member of the Group, they will be treated as leaving the Group on the date on which any arrangement under which they hold office with or provide services to any Member of the Group terminates or, unless the Board decides otherwise, on any earlier date on which either (i) notice terminating any such arrangement is given by either party (whether or not such termination is or would be lawful) or (ii) the Non-Employee ceases to provide services to any Member of the Group as determined by the Board, provided that the Board may determine that the Participant will not be treated as leaving the Group if immediately following any such cessation the Participant is an Employee of any Member of the Group (in which case rule 6.3.1 shall thereafter apply) or holds office with or is providing services to any Member of the Group (in which case this rule 6.3.2 shall thereafter apply by reference to such other office(s) or service(s)).

6.3.3

Where the reason by which (save for this rule 6.3.3) the Participant would be treated as leaving the Group is a Member of the Group of which the Participant is an Employee, with which they hold office or to which they provide services ceasing to a Member of the Group, the Board may determine that the Participant shall not be treated as leaving the Group by virtue thereof, and in which case the Board shall determine the conditions that shall thereafter apply to determine when the Participant shall be treated as leaving the Group.

7	Forfeiture event

7.1	Notwithstanding anything else in these rules, if the Board determines that any of the events in rule 7.2 has occurred:

7.1.1

to the extent an Award has not been released from the transfer restriction under rule 2.8 (No transfer of Shares) the Award will lapse and be forfeited in full (including to the extent Vested) or to such lesser extent as the Board may determine (and in which case additional conditions (including as to timing) may be imposed on the Vesting of an Award or release of Shares under an Award); and/or

7.1.2

to the extent the Shares subject to an Award have been released from the transfer restriction under rule 2.8 (No transfer of Shares), the Board may within the period of two years from the date on which any Shares subject to the Award are so released determine that the Participant must transfer to or to the order of the Company a number of Shares equal to such number of Shares (or any lesser number of Shares determined by the Board) or make a cash payment equal to the fair value of such number of Shares as at the date of the relevant release of Shares (calculated by the Board in such manner as it considers reasonable).

7.2	The events are that the Participant has, in the opinion of the Board:

7.2.1	committed an act of gross negligence, wilful misconduct or bad faith in respect of their obligations to any Member of the Group;

7.2.2	committed an act of fraud;

7.2.3	been convicted of a criminal offence that could result in a period of imprisonment and that causes or is reasonably likely to cause material adverse publicity or reputational harm to the Group;

7.2.4	been disqualified from or lost any licence or accreditation from any professional body that is necessary for the Participant to perform their duties to any Member of the Group; and/or

7.2.5

breached any confidentiality, non-competition, non-solicitation, non-deal or non-hire or other material provisions of the Participant’s employment agreement or other agreement with a Member of the Group (whether or not the obligations are legally enforceable and whether the breach occurs before or after termination of employment or of such other agreement).

8	Lapse and forfeiture of Awards

To the extent an Award (and/or the Shares subject to the Award) lapses and/or is forfeited under any rule or the terms of the Restricted Share Agreement, a Participant must transfer the interest in the Shares subject to the Award in accordance with the Restricted Share Agreement.

9	Changing and terminating the Plan

9.1.1	The Board may at any time change the Plan, including the terms of any existing Awards, in any way.

9.1.2	The Board may terminate the Plan at any time. Following termination no further Awards may be made but outstanding Awards will continue in effect.

10	General

10.1	Tax

10.1.1

Subject to applicable law, each Participant will be responsible for all taxes, social security contributions and other liabilities arising out of or in connection with, whether directly or indirectly, an Award or the acquisition, holding or disposal of Shares or the release of the Shares from any transfer or forfeiture restriction (the “Tax Liability”).

10.1.2	If the Company or any Member of the Group becomes liable, in any jurisdiction, to pay and/or or account for any Tax Liability:

(i)	the Participant indemnifies and agrees to keep indemnified the relevant Member of the Group in respect of such Tax Liability, and to pay such amount immediately on demand;

(ii)

authorises each Member of the Group to procure: (i) that an amount equal to its best estimate of the Tax Liability be deducted from any salary, fees or other payment due to the Participant (to the fullest extent permitted by law); and/or (ii) a sale of such number of the Shares acquired or held pursuant to the Award as are required to be sold in order to realise sale proceeds at least equal to the Member of the Group’s best estimate of the Tax Liability, and in each case to apply such amount in paying the Tax Liability to the revenue authority or in reimbursing any Member of the Group for any payment of any Tax Liability; and

(iii)

consents to the making of any such other arrangements for the payment of any Tax Liability and/or the reimbursement of any Member of the Group in respect the amount of any Tax Liability for which it accounted and/or paid to the revenue authority in any jurisdiction as are determined by the Board.

10.1.3

The Board may delay the release of any Shares from any transfer restriction under these rules or the Restricted Share Agreement until it is satisfied that arrangements are in place to satisfy the Participant’s obligations under this rule 10.1.

10.2	Terms of employment

10.2.1	This rule 10.2 may apply both during a Participant’s employment and after the termination of a Participant’s employment with a Member of the Group, whether or not the termination is or was lawful.

10.2.2

Nothing in the rules or the operation of the Plan forms part of the contract of employment of a Participant. The rights and obligations arising from the employment relationship between the Participant and the relevant Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

10.2.3

No person has a right to participate in the Plan. Participation in the Plan or Awards made on a particular basis in any year does not create any right to or expectation of participation in the Plan or Awards on the same basis, or at all, in any future year.

10.2.4	The terms of the Plan do not entitle any Participant to the exercise of any discretion in the Participant’s favour.

10.2.5

Participants will have no claim or right of action in respect of any decision, omission or discretion which may operate to their disadvantage even if it is unreasonable, irrational or might be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and the employer, as the case may be.

10.2.6	No person has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment with the Group);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

10.3	Restricted securities

The Awards made to the Participants and the Shares subject to, and released from restrictions under, the Restricted Share Agreement (if any) in accordance with the Plan, have not been and will not be registered under the U.S. Securities Act of 1933 (as amended, the “Securities Act”) and, accordingly, the Awards are to be made and the Shares are to be issued to Participants resident in the United States only pursuant to an exemption from registration under the Securities Act. The Awards and the underlying Shares are thus “restricted securities” for U.S. federal securities law purposes and may not be pledged, reoffered or resold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

10.4	Board’s decisions final and binding

The decision of the Board on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

10.5	Currency conversion

The Board may use such currency exchange rate as it may reasonably determine for any purpose in connection with the Plan.

10.6	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force. The Participant is responsible for complying with any requirements to obtain or avoid the necessity for any such consent.

10.7	Data protection

10.7.1

Subject to the rule 10.7.2, by participating in the Plan and accepting an Award, the Participant consents to the holding and processing of personal information the Participant provides to any Member of the Group, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i)	administering and maintaining Participant records;

(ii)	providing information to Members of the Group, trustees of any employee benefit trust, nominees, registrars, brokers or third-party administrators of the Plan;

(iii)	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;

(iv)	transferring information about the Participant to any country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

10.7.2

The Participant is entitled to a copy of the personal information held about them, in accordance with legal requirements in some cases this may be subject to payment of a fee, and if anything is inaccurate the Participant has the right to have it corrected.

10.7.3

Where the processing of personal information about the Participant is subject to the EU’s General Data Protection Regulation (2016/679) (“GDPR”) or the UK GDPR, the legal basis for that processing is set out in the Company’s Privacy Notice which can be found on the Company’s intranet site and the basis is not the consent given under rule 10.7.1.

10.8	Notices

10.8.1

Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

10.8.2

Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Board or duly appointed agent may decide and notify Participants.

10.8.3

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

10.9	Disclaimer of liability

Notwithstanding anything else in these rules, neither the Board, the Company nor any Member of the Group nor the Company’s shareholders shall under any circumstances be held liable for any costs, losses, expenses and damages whatsoever and howsoever arising in respect of any matter under or in connection with the Plan, including any delay in issuing or procuring the issue or transfer of Shares.

11	Governing law and jurisdiction

11.1.1	English law governs the Plan and all Awards and their construction.

11.1.2	The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

Schedule 1 – Non-Employees

An Award granted to a Non-Employee will be granted under this Schedule. The terms of The Arrival Restricted Share Plan 2020 (the “Plan”) shall apply to Awards granted under this Schedule as if set out here in full save as varied by this Schedule.

1	Defined terms

In this Schedule capitalised terms shall have the meaning given in the rules of the Plan, save where otherwise defined herein, and “Non-Employee” means any person who: (i) is not an Employee or a Wider Group Employee; but (ii) who holds office with or otherwise provides services to any Member of the Group.

“Wider Group Employee” means an employee of the Company, any parent undertaking of the Company from time to time, and any undertaking which is a subsidiary undertaking of the Company or any such parent undertaking from time to time, and any company that is an associated company of the Company as determined in accordance with section 256 of the Companies Act 2006 from time to time.

2	Non-Employee Awards

Awards may be made under this Schedule to Non-Employees. The terms of the Plan shall apply to Awards granted under this Schedule as if set out here in full, save as expressly varied by this Schedule.

3	Malus and clawback

References to ‘the Participant’ in rule 7.2 (Forfeiture event) (which sets out the circumstances in which rule 7.1 can apply) will include any current or former employee or office holder of or any person who provides or has provided services to the Non-Employee.

4	Other

References in rule 10.2 (Terms of employment) and 10.7.1(iii) (Data protection) to the Participant’s “employment” or similar will apply as if they were references to the Participant’s provision of services or similar.

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Schedule 2 – Wider Group Employee

An Award granted to a Wider Group Employee will be granted under this Schedule. The terms of The Arrival Restricted Share Plan 2020 (the “Plan”) shall apply to Awards granted under this Schedule as if set out here in full save as varied by this Schedule.

1	Defined terms

In this Schedule capitalised terms shall have the meaning given in the rules of the Plan, save where otherwise defined herein, and “Wider Group Employee” means any person who is not an employee of any Member of the Group, but is an employee of any Member of the Wider Group, where “Member of the Wider Group” shall means the Company, any parent undertaking of the Company from time to time, and any undertaking which is a subsidiary undertaking of the Company or any such parent undertaking from time to time, and any company that is an associated company of the Company as determined in accordance with section 256 of the Companies Act 2006 from time to time (and “Wider Group” means all of them).

2	Non-Employee Awards

Awards may be made under this Schedule to Wider Group Employees. The terms of the Plan shall apply to Awards granted under this Schedule as if set out here in full, save as expressly varied by this Schedule.

3	Application of the rules

For the purposes of Awards made under this Schedule any reference to a “Member of the Group” (or to the “Group”) in the rules of the Plan shall apply as if it were a reference to a “Member of the Wider Group” (or to the “Wider Group”) as referred to in paragraph 1 above.

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